Exhibit 3

          STOCKHOLDER'S AGREEMENT, dated as of [__________], 1999, between The Yankee Candle Company, Inc., a Massachusetts corporation (the
"Company"), and [Name] (the "Employee").

          WHEREAS, Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership ("Equity-V"), and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-V, L.P., a Delaware limited partnership ("MBO-VI"), will own shares of Common Stock, par value $0.01 per share, of the Company;

          WHEREAS, the Employee purchased shares of Class B Common Stock ("Class B Common Stock"), par value $0.01 per share, of Yankee Candle Holdings Corp., a Delaware corporation ("Holdings"), on the terms and subject to the conditions set forth in the Stockholder's Agreement, dated as of [_______,] 1998 (the "Old Stockholder's Agreement");

          WHEREAS, in a reorganization that will occur in connection with the initial public offering (the "Offering") of the Company, shares of Class B Common Stock will be exchanged for shares of Common Stock, par value $0.01 per share, of the Company;

          WHEREAS, effective upon the closing of the Offering, the Employee will own shares of Common Stock and the Old Stockholder's Agreement will be cancelled (and all rights and obligations thereunder will be null and void); and

          WHEREAS, the Employee and the Company wish to provide for certain arrangements with respect to the Employee's rights to hold and dispose of the shares of Common Stock.

          NOW, THEREFORE, the parties hereto agree as follows:

1.   Definitions
     -----------

          1.1  Definitions; Rules of Construction.
               ----------------------------------

               (a) The following terms, as used herein, shall have the following meanings:

               "Act" shall mean the Securities Act of 1933, as amended.

               "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

               "Affiliate Securities" shall mean any securities issued by an Affiliate of the Company.

               "Aggregate Number of Acquired Shares" shall mean the aggregate number of shares of Common Stock acquired by the Employee pursuant hereto (adjusted, where appropriate, to reflect any Capital Transaction).

               "Aggregate Number of Shares Sold" shall mean, as at any date, the aggregate number of shares sold by the Employee pursuant to
Section 2.3, 2.4 or 2.5 hereof prior to such date, if any (adjusted, where appropriate, to reflect any Capital Transaction effected after the date of any such sale).

               "Agreement" shall mean this Stockholder's Agreement, as amended, supplemented or modified from time to time.

               "Book Value of the Company" shall mean the sum of (x) the total assets minus the total liabilities of the Company on a consolidated basis, plus (y) the amount of any reduction in stockholders' equity resulting from the application of EITF Issue Summary No. 88-16, Basis in Leveraged Buyouts, as of the Valuation Date, plus (z) the amount of accumulated amortization of that portion of the purchase price paid for the Company by the FL & Co. Companies that was allocated to goodwill, excluding other acquired identified intangible assets. For purposes of calculating the Book Value of the Company and the Book Value Per Share, (i) all options and other rights to acquire equity interests in the Company outstanding immediately prior to the Delivery Date or exercised between the Valuation Date and the Delivery Date shall be deemed to have been exercised on the Valuation Date, and (ii) the number of outstanding shares on the Valuation Date shall be increased by the number of shares subject to each such option or other right and the assets of the Company shall be increased by the aggregate exercise price payable in respect of the exercise of each such option or other right (with respect to clauses (i) and (ii), in the case of any such option or other right unless the effect thereof would be to increase the Book Value Per Share).

               "Book Value Per Share" shall mean the amount which would be payable on the Valuation Date in respect of one share of Common Stock in the event of a dissolution, liquidation or winding-up of the affairs of the Company if the amount of assets available for distribution in the event of such dissolution, liquidation or winding-up with respect to all shares of capital stock of the Company outstanding (or deemed to be outstanding, as set forth above in the definition of "Book Value of the Company") on the Valuation Date were equal to the Book Value of the Company. In the event there has been a Stock Dividend after the Valuation Date and prior to the Election Date, the number of shares outstanding for purposes of determining Book Value Per Share shall be the number of shares that would have been outstanding immediately after the Stock Dividend on the Valuation Date had the Stock Dividend occurred on the Valuation Date.

               "Call Shares" shall have the meaning ascribed to such term in Section 2.2(d) hereof.

               "Capital Transaction" shall mean any Stock Dividend, recapitalization (including, without limitation, any special dividend or distribution), reclassification, spin-off, partial liquidation or similar capital adjustments (including, without limitation, through merger or consolidation).

               "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company. There shall be included within the term Common Stock any Common Stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a Capital Transaction or otherwise.

               "Company" shall mean The Yankee Candle Company, Inc., a Massachusetts corporation, and shall include any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.

               "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly (X) controlling any Competitor or (Y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 2% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which the Employee owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Employee, such portion determined by applying the percentage of the equity interest in such entity owned by the Employee to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Company or any Affiliate of the Company; or (iv) employment by (including serving as an officer or director of), or providing consulting services to, any Competitor; provided, however, that if the Competitor has more than one discrete and readily distinguishable part of its business, employment by or providing consulting services to any Competitor shall be Competitive Activity only if
(1) his or her employment duties are at or involving the part of the Competitor's business that competes with any of the businesses conducted by the Company or any of its subsidiaries (the "Competing Operations"), including serving in a capacity where any person at the Competing Operations reports to the Employee, or (2) the consulting services are provided to or involve the Competing Operations. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Competitor, whether through the ownership of equity or debt interests, by contract or otherwise. Notwithstanding the foregoing, the term "Competitive Activity" shall not include the direct or indirect ownership or operation of, investment in, or employment or engagement by a Person that is a Competitor solely because such Person is an independent retail gift shop or retail garden shop, provided that (i) if such gift shop sells candles or other home fragrancing products, such products must be manufactured solely by the Company or its Affiliates, (ii) such gift shop is not located within a 50 mile radius of any retail gift store owned by the Company or its Affiliates, and (iii) such retail gift shop does not have revenues in excess of $2 million per year.

               "Competitor" shall mean any Person that competes either directly or indirectly with any of the businesses in which, at the time the Employee's employment is Terminated, the Company or any of its subsidiaries is engaged.

               "Delivery Date" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

               "Election Date" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

               "Equity-V" shall have the meaning ascribed to such term in the first "Whereas" clause hereof.

               "Expenses of Sale" shall mean all expenses incurred by the FL & Co. Companies in connection with the sale of the shares of the selling stockholders pursuant to Section 2.3, 2.4 or 2.5 hereof to the extent that such expenses are not paid or reimbursed by the Company.

               "FL & Co. Companies" shall mean the collective reference to Equity-V and MBO-VI.

               "Legal Representative" shall mean the guardian, executor, administrator or other legal representative of the Employee. All references herein to the Employee shall be deemed to include references to the Employee's Legal Representative, if any, unless the context otherwise requires.

               "Litigation" shall mean any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

               "MBO-VI" shall have the meaning ascribed to such term in the first "Whereas" clause hereof.

               "Permitted Transferee" shall have the meaning ascribed to such term in Section 2.1 hereof.

               "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Prohibited Activity" shall have the meaning ascribed to such term in Section 3.1 hereof.

               "Purchase Price" shall have the meaning ascribed to such term in Section 2.2(c) hereof.

               "Purchase Price Certificate" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

               "Release Date" shall mean the date on which the FL & Co. Companies and their affiliates shall cease to own in the aggregate directly or indirectly at least 20 percent of the then outstanding securities of the Company having the power to vote in the election of directors of the Company.

               "Representative" shall have the meaning ascribed to such term in Section 5.13(b) hereof.

               "Repurchase Notice" shall have the meaning ascribed to such term in Section 4.2 hereof.

               "Sale Obligations" shall mean any liabilities and obligations (including liabilities and obligations for indemnification, amounts paid into escrow and post-closing adjustments) incurred by the selling stockholders in connection with the sale of their shares pursuant to Section 2.3, 2.4 or 2.5 hereof.

               "Scheduled Closing Date" shall have the meaning ascribed to such term in Section 3.2(d) hereof.

               "Section 2.3 Notice" shall have the meaning ascribed to such term in Section 2.3 hereof.

               "Section 2.4 Notice" shall have the meaning ascribed to such term in Section 2.4 hereof.

               "Stock Dividend" shall mean any stock split, stock dividend, reverse stock split or similar transaction which changes the number of outstanding shares of capital stock of the Company.

               "Termination" or "Terminated" shall mean that the Employee's employment on a full-time basis by the Company and its subsidiaries shall have ceased for any reason whatsoever (including by reason of death, permanent disability or adjudicated incompetency).

               "Third Party" shall mean any Person other than any FL & Co. Company or an Affiliate or a partner of any of the FL & Co. Companies or an Affiliate of such partner.

               "Transaction" shall mean any sale pursuant to Section 2.3,
2.4 or 2.5 hereof.

               "Unvested Shares" shall mean, as at any date, all shares of Common Stock owned by the Employee which are not Vested Shares as of such date.

               "Valuation Date" shall mean the last day of the fiscal quarter of the Company immediately preceding the fiscal year in which the Employee's employment is Terminated.

               "Vested Shares" shall mean the number of shares of Common Stock determined as follows: (i) if the Employee is Terminated on or before [______________], zero; (ii) if the Employee is Terminated after [______________] but on or before [______________], (x) 20 percent of the
Aggregate Number of Acquired Shares minus (y) the Aggregate Number of Shares Sold; (iii) if the Employee is Terminated after [______________] but on or before [______________], (x) 40 percent of the Aggregate Number of Acquired Shares minus (y) the Aggregate Number of Shares Sold; (iv) if the Employee is Terminated after [______________] but on or before [______________], (x) 60 percent of the Aggregate Number of Acquired Shares minus (y) the Aggregate Number of Shares Sold; (iv) if the Employee is Terminated after [______________] but on or before [______________], (x) 80 percent of the Aggregate Number of Acquired Shares minus (y) the Aggregate Number of Shares Sold; and (vi) if the Employee is Terminated after [______________], (x) the Aggregate Number of Acquired Shares minus (y) the Aggregate Number of Shares Sold.

               (b) In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number.

2.   Rights and Restrictions on Common Stock.
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          2.1  Effectiveness of Agreement; No Sale or Transfer.
               -----------------------------------------------

               (a) This Agreement shall become effective as of the closing of the Offering and shall apply to shares of Common Stock acquired in exchange for shares of Class B Common Stock (subject to the provisions of Section 5.1).

               (b) The Employee shall not sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any shares of Common Stock or grant any option or right to purchase such shares or any legal or beneficial interest therein, except in accordance with the provisions of this Agreement.

               (c) The Employee may transfer any shares of Common Stock by will, but only to:

                    (i) any spouse, parent, child (whether natural or
               adopted), brother or sister of the Employee, or

                    (ii) any corporation or partnership which is controlled
               by any spouse, parent, child (whether natural or adopted), brother or sister of the Employee

(the person or persons to which shares of Common Stock are transferred in accordance with this Section 2.1(b) being herein referred to as the "Permitted Transferee"); provided, that, for any transfer to the Permitted Transferee to be effective hereunder, the Permitted Transferee shall agree in writing to be bound by all the terms of this Agreement applicable to the Employee (including, without limitation, Article 3 and Section 5.13(b) hereof) as if the Permitted Transferee originally had been a party hereto; and provided, further, that all of the stockholders of any Permitted Transferee that is a corporation and all of the partners of any Permitted Transferee that is a partnership shall agree in writing not to transfer any shares they then own or may hereafter acquire in the corporate Permitted Transferee or any partnership interests they then own or may hereafter acquire in the partnership Permitted Transferee except to a person described in paragraph (i) or (ii) above that has made the same agreement in writing to the Company, so long as the corporate or partnership Permitted Transferee shall own any shares of Common Stock. Any reference herein to the Employee shall be to the Permitted Transferee from and after the date the transfer is effected in accordance with this Section 2.1(b). Without limiting the generality of the foregoing, the provisions of Section
3.2 hereof shall be likewise applicable to any Permitted Transferee, commencing upon the date that such Person becomes a Permitted Transferee, for the respective periods they would have applied to the Employee.

          2.2  Employment Termination.
               ----------------------

               (a) If the Employee shall be Terminated, irrespective of whether the Employee receives, in connection with such Termination, any severance or other payment from the Company or any of its Affiliates under any employment agreement or otherwise, the Company shall have the right, at its option, exercisable by delivery of written notice to the Employee within 90 days following the date of Termination (the date of delivery of such written notice being referred to herein as the "Election Date"), to purchase all or any portion of the Unvested Shares held by the Employee as of the date of such Termination. Any Vested Shares and any Unvested Shares that the Company does not elect to repurchase pursuant to the provisions of this Section 2.2(a) shall continue to be subject to the provisions of this Agreement (including, without limitation, Sections 2.3, 2.4 and 2.5 and
Article 3 hereof) other than this Section 2.2.

               (b) If the Company exercises its purchase right pursuant to
Section 2.2(a) hereof, then, within 15 days following the later of the Election Date or the date the financial statements referred to below are available (such date of delivery being referred to herein as the "Delivery Date"), the Company shall deliver to the Terminated Employee a certificate of the chief financial officer of the Company setting forth the Purchase Price and the calculation thereof and the Book Value of the Company and stating that a copy of the Company's financial statements as of the Valuation Date are available for review at the principal office of the Company (the "Purchase Price Certificate"), and shall make available to the Employee, for review at the principal office of the Company, a copy of the Company's financial statements as of the Valuation Date. The calculations as set forth on the Purchase Price Certificate shall be final and binding on the Company and the Employee for purposes of this Agreement. The Employee shall keep the Purchase Price Certificate, the financial statements and any other documentation provided in connection therewith confidential, shall not use any such material or any information contained therein for any purpose other than to verify the amounts due the Employee in respect of any shares owned by the Employee being purchased by the Company, and shall not disclose any such material or any information contained therein to anyone other than the Employee's legal or financial advisers who have agreed in writing to the equivalent confidentiality, non-use and non-disclosure provisions contained in this paragraph.

               (c) The purchase price per share of the shares of Common Stock purchased pursuant to Section 2.2(a) hereof (the "Purchase Price") shall be equal to the Book Value Per Share, adjusted to reflect any Capital Transaction between the Valuation Date and the Election Date, as if such event had occurred as of the Valuation Date.

               (d) Subject to Section 2.2(e) hereof, the closing (the "Closing") of any purchase of shares of Common Stock which the Company has elected to purchase pursuant to Section 2.2(a) hereof (the "Call Shares") shall take place at the principal office of the Company on the later of (i) 10 days after the Delivery Date (or, in the case of a First-Year Termination, 10 days after the Election Date) and (ii) (if applicable) 10 days after the appointment of a Legal Representative (such later date, the "Scheduled Closing Date"). At the Closing, the Employee shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Call Shares, which shall constitute (and, at the Closing, the Employee shall certify the same to the Company in writing) good and unencumbered title to such shares, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company and the FL & Co. Companies pursuant to this Agreement), and shall deliver to the Company a certificate representing the shares duly endorsed for transfer, or accompanied by appropriate stock transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of the Employee, and the Company shall deliver to the Employee, in full payment of the purchase price for the Call Shares, either a wire transfer to an account designated by the Employee or a cashier's, certified or official bank check payable to the order of the Employee (the method of payment to be at the option of the Company), in the amount equal to the Purchase Price multiplied by the number of Call Shares. Notwithstanding anything herein to the contrary, from and after the Election Date, the Employee shall not have any rights with respect to any of the Call Shares (including any rights pursuant to Sections 2.3 and 2.4 hereof), except to receive the Purchase Price therefor.

               (e) Notwithstanding the provisions of Section 2.2(d) hereof, if the Company exercises its option to purchase Unvested Shares pursuant to
Section 2.2(a) hereof, but is prohibited from effecting the Closing on the Scheduled Closing Date by any contractual obligation of the Company or any of its Affiliates or by applicable law, then the Closing shall take place on the first practicable date on which the Company is permitted to purchase such shares, and, at the Closing, the Company shall pay to the Employee interest on the unpaid Purchase Price from and including the Scheduled Closing Date to, but not including, the date of the Closing, at the rate (as of the Scheduled Closing Date) for a six-month certificate of deposit at The Chase Manhattan Bank or any successor bank thereto. If at any time the prohibition shall cease to be applicable to any portion of the shares not repurchased, then the Company shall purchase such portion on the first practicable date on which the Company is permitted to do so. The Company shall not declare or pay any dividend of cash or cash equivalents, or repurchase any shares of Common Stock or Common Stock for cash or cash equivalents, until the purchase price for all of the Call Shares has been paid in full.

          2.3 Participation in Sale of Common Stock. The Employee, at the Employee's option, may participate proportionately (and the FL & Co. Companies shall allow the Employee to participate proportionately) in any sale (other than a public offering, which shall be governed by Section 2.4 hereof) of all or a portion of the shares of Common Stock owned by either of the FL & Co. Companies to any Third Party by selling in such sale the same percentage of the Employee's shares of Common Stock as the FL & Co. Companies propose to sell of their shares of Common Stock to the Third Party (determined on the basis of the aggregate number of shares of Common Stock owned, and the aggregate number of such shares being sold, by the FL & Co. Companies). The Company shall notify the Employee in writing of the FL & Co. Companies' intention to effect such a sale to a Third Party and the nature and per share amount of consideration to be paid by such Third Party at least 10 days, or such shorter time as the Company deems practicable, before the closing of any such proposed sale of shares of Common Stock (the "Section 2.3 Notice"), and the Employee shall notify the Company in writing within 5 days after receipt of the Section 2.3 Notice of his or her intention to participate in such sale, including the number of shares of Common Stock with respect to which he or she will so participate. Any failure by the Employee to so notify the Company within such 5 day period shall be deemed an election by the Employee not to participate in such sale with respect to any of his or her shares. Any sale of shares of Common Stock by the Employee pursuant to this Section 2.3 shall be for the same consideration per share, on the same terms and subject to the same conditions as the sale of shares of Common Stock owned by the FL & Co. Companies. If the Employee sells any shares of Common Stock pursuant to this Section 2.3, the Employee shall pay and be responsible for the Employee's proportionate share of the Expenses of Sale and the Sale Obligations.

          2.4  Participation in Public Offering of Common Stock.
               ------------------------------------------------

               (a) If the FL & Co. Companies propose to sell all or any portion of the shares of Common Stock owned by the FL & Co. Companies in a public offering, the Employee shall be entitled and required to participate in such public offering by selling in the public offering the same percentage of the Employee's shares of Common Stock as the FL & Co. Companies propose to sell of their shares in the public offering (determined on the basis of the aggregate number of shares of Common Stock owned, and the aggregate number of such shares being sold, by the FL & Co. Companies). The Company shall notify the Employee in writing of the FL & Co. Companies' intention to effect such public offering at least 10 days, or such shorter time as the Company deems practicable, before the filing with the Securities and Exchange Commission of the registration statement relating to such public offering (the "Section 2.4 Notice") and shall cause the Employee's shares to be sold in such public offering to be included therein. If the Employee sells any shares pursuant to this Section 2.4, the Employee shall pay and be responsible for the Employee's proportionate share of the Expenses of Sale and the Sale Obligations, including, without limitation, indemnifying the underwriters of such public offering, on a proportionate basis, to the same extent as the FL & Co. Companies are required to indemnify such underwriters.

               (b) In connection with any proposed public offering of securities of the Company, whether by any of the FL & Co. Companies or the Company or otherwise, the Employee agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a registration statement and/or any other documents relating to such public offering, and (ii) to execute and deliver any agreements and instruments reasonably requested by the Company to effectuate such public offering, including, without limitation, an underwriting agreement, a custody agreement and a "hold back" agreement pursuant to which the Employee will agree not to sell or purchase any securities of the Company (whether or not such securities are otherwise governed by this Agreement) for the same period of time following the public offering as is agreed to by the FL & Co. Companies with respect to themselves. If the Company requests that the Employee take any of the actions referred to in clause (i) or (ii) of the previous sentence, the Employee shall take such action promptly but in any event within five days following the date of such request.

          2.5 Required Participation in Sale of Common Stock by the FL & Co. Companies. Notwithstanding any other provision of this Agreement to the contrary, if the FL & Co. Companies shall propose to sell (including by exchange, in a business combination or otherwise) all or any portion of their shares of Common Stock in a bona fide arm's-length transaction, the FL & Co. Companies, at their option, may require that the Employee sell the same percentage of the Employee's shares of Common Stock as the FL & Co. Companies propose to sell of their shares in the transaction (determined on the basis of the aggregate number of shares of Common Stock owned, and the aggregate number of such shares then being sold, by the FL & Co. Companies) for the same consideration per share, on the same terms and subject to the same conditions in the same transaction and, if stockholder approval of the transaction is required and the Employee is entitled to vote thereon, that the Employee vote the Employee's shares in favor thereof. If the Employee sells any shares pursuant to this Section 2.5, the Employee shall pay and be responsible for the Employee's proportionate share of the Expenses of Sale and the Sale Obligations.

          2.6 Termination of Restrictions and Rights. Notwithstanding any other provision of this Agreement to the contrary, but subject to the restrictions of all applicable federal and state securities laws, including the restrictions in this Agreement relating thereto, from and after the Release Date any and all shares of Common Stock owned by the Employee (a) may be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of (and the Employee may grant any option or right to purchase such shares or any legal or beneficial interest therein, or may continue to hold such shares), free of the restrictions contained in this Agreement and (b) shall no longer be entitled to any of the rights contained in this Agreement. Without limiting the generality of the foregoing, from and after the Release Date, the provisions of Articles 2 and 3 hereof (other than this Section 2.6 and Sections 3.1(a), 3.1(b) and 3.1(c) hereof) shall terminate and have no further force or effect.

3.   Prohibited Activities.
     ---------------------

               3.1 Prohibition against Certain Activities. The Employee agrees that (a) the Employee will not at any time during the Employee's employment (other than in the course of such employment) with the Company or any Affiliate thereof, or after a Termination, directly or indirectly disclose or furnish to any other Person or use for the Employee's own or any other Person's account any confidential or proprietary knowledge or information or any other information which is not a matter of public knowledge and which was obtained during the Employee's employment with, or other performance of services for, the Company or any Affiliate thereof or any predecessor of any of the foregoing, no matter from where or in what manner the Employee may have acquired such knowledge or information, and the Employee shall retain all such knowledge and information in trust for the benefit of the Company, its Affiliates and the successors and assigns of any of them, (b) if the Employee is Terminated, the Employee will not for three years following such Termination directly or indirectly solicit for employment, including without limitation recommending to any subsequent employer the solicitation for employment of, any employee of the Company,
(c) the Employee will not, at any time during the Employee's employment with the Company or any Affiliate thereof or after a Termination, publish any statement or make any statement (under circumstances reasonably likely to become public or that the Employee might reasonably expect to become public) critical of the Company or any Affiliate of the Company, or in any way adversely affecting or otherwise maligning the business or reputation of any of the foregoing entities, and (d) the Employee will not breach the provisions of Section 2.1 hereof (any activity prohibited by clause (a), (b), (c) or (d) of this Section 3.1 being referred to as a "Prohibited Activity").

               3.2 Right to Purchase Shares. The Employee understands and agrees that Holdings and the Company have granted to the Employee the right to purchase equity securities to reward the Employee for the Employee's future efforts and loyalty to the Company and its Affiliates by giving the Employee the opportunity to participate in the potential future appreciation of the Company. Accordingly, (a) if the Employee engages in any Prohibited Activity, or (b) if, at any time during the Employee's employment with the Company or any of its Affiliates or during the three years following a Termination, the Employee engages in any Competitive Activity, or (c) if, at any time (whether during the Employee's employment or after any Termination thereof), the Employee is convicted of a crime against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice (the "Repurchase Notice") to the Employee, to purchase all of the shares of Common Stock then held by the Employee.

               3.3 Purchase Price; Closing. The purchase price per share of the shares of Common Stock purchased pursuant to this Article 3 shall be equal to the lesser of (a) $[____] (adjusted to reflect any Capital Transaction effected after the Closing Date and prior to the date of the Repurchase Notice) and (b) the Book Value Per Share (except that any reference to the Delivery Date or Election Date shall instead be a reference to the date of the Repurchase Notice). If such purchase price is determined pursuant to clause (b) of the preceding sentence, then the Company shall, within 15 days following the later of receipt of the Employee's written request therefor (which request must be made within eight days of the date of the Repurchase Notice) and the date the relevant financial statements are available, provide the Employee with the same purchase price certificate as is referred to in Section 2.2(b) hereof, and the Employee hereby agrees to the same confidentiality, non-use and non-disclosure provisions with respect thereto as are contained in Section 2.2(b) hereof. The calculations as set forth on such certificate shall be final and binding on the Company and the Employee for purposes of this Agreement. The closing of such purchase shall take place at the principal office of the Company 10 days following the date of the Repurchase Notice or, if a written request therefor was timely made, 10 days following the date of delivery of the aforesaid certificate, except that if the Company is prohibited from repurchasing any shares of Common Stock pursuant to this
Article 3 by any contractual obligation of the Company or any of its Affiliates or by applicable law, the closing of such purchase shall take place on the first practicable date on which the Company is permitted to purchase such shares (and the provisions of the last two sentences of Section 2.2(e) shall likewise apply to repurchases pursuant to this Article
3). At such closing, the Employee shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the shares of Common Stock being purchased by the Company, which shall constitute (and, at the closing, the Employee shall certify the same to the Company in writing) good and unencumbered title to such shares, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company and the FL & Co. Companies pursuant to this Agreement), and shall deliver to the Company a certificate representing the shares duly endorsed for transfer, or accompanied by appropriate stock transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of the Employee, and the Company shall deliver to the Employee, in full payment of the purchase price payable pursuant to this Section 3.3 for the shares of Common Stock purchased, a check payable to the order of the Employee, in the amount of the aggregate purchase price for the shares purchased. Notwithstanding anything herein to the contrary, from and after the date of the Repurchase Notice, the Employee shall not have any rights with respect to any shares of Common Stock which the Employee is required to sell to the Company pursuant to this Article 3 (including any rights pursuant to Section 2.3 or 2.4 hereof), except to receive the purchase price therefor.

               3.4 Transaction Proceeds. Notwithstanding anything to the contrary set forth in Sections 2.3, 2.4 or 2.5 hereof, if at the time of a Transaction in which the Employee is participating, the Company is entitled to purchase the Employee's shares of Common Stock pursuant to this Article 3, and if the purchase price per share for a purchase pursuant to this
Article 3 would be less than the proceeds per share to the Employee from such Transaction, then the Employee shall be entitled to receive only the aggregate purchase price payable under this Article 3, with the balance of the proceeds of sale in the Transaction being remitted to the other stockholders of the Company participating in such Transaction pro rata in accordance with their respective participation in such Transaction.

4.   Stock Certificate Legend and Investment Representations; Other
     Representations.
     --------------------------------------------------------------

          4.1 Legend. All certificates representing shares of Common Stock acquired hereunder or hereafter by the Employee (unless registered under the Act) shall bear the following legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any securities regulatory authority of any state, and may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of except in compliance with all applicable securities laws and except in accordance with the provisions of a Stockholder's Agreement with the Company, a copy of which is available for inspection at the offices of the Company."

          4.2 Representations of the Employee. The Employee represents and warrants that: (a) the Employee understands that (i) the offer and sale of shares of Common Stock in accordance with this Agreement have not been and will not be registered under the Act, and it is the intention of the parties hereto that the offer and sale of the securities be exempt from registration under the Act and the rules promulgated thereunder by the Securities and Exchange Commission; (ii) the shares of Common Stock being acquired hereunder cannot be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of unless they are registered under the Act or an exemption from registration is available; and (iii) the purchase of Common Stock hereunder does not entitle the Employee to participate in any other equity program of the Company, whether now existing or hereafter established; (b) the Employee is acquiring the shares of Common Stock being acquired hereunder for investment for the Employee's own account and not with a view to the distribution thereof; (c) the Employee will not, directly or indirectly, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any shares of Common Stock being acquired hereunder except in accordance with this Agreement;
(d) the Employee has, or the Employee together with the Employee's advisers, if any, have, such knowledge and experience in financial and business matters that the Employee is, or the Employee together with the Employee's advisers, if any, are, and will be capable of evaluating the merits and risks relating to the Employee's purchase of shares of Common Stock under this Agreement; (e) the Employee has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and the Employee's investment in the Common Stock;
(f) the Employee's decision to invest in the Company has been based upon independent investigations made by the Employee and the Employee's advisers, if any; (g) the Employee is able to bear the economic risk of a total loss of the Employee's investment in the Company; and (h) the Employee has adequate means of providing for the Employee's current needs and foreseeable personal contingencies and has no need for the Employee's investment in the Common Stock to be liquid.

5.   Miscellaneous.
     --------------

          5.1 Distributions. In the event of any dividend, distribution or exchange paid or made in respect of the Common Stock consisting of Affiliate Securities, (a) the restrictions and rights with respect to the Common Stock that are contained in this Agreement shall be applicable to the Affiliate Securities without further action of the parties (with the references to Common Stock being deemed references to the Affiliate Securities and the references to the Company being deemed references to the Affiliate), and (b) as a condition precedent to the receipt of the Affiliate Securities by the Employee, the Employee shall enter into a stockholder's agreement containing substantially equivalent terms with respect to the Affiliate Securities (but reflecting the economics of the dividend, distribution or exchange and the capitalization of the Affiliate) as are contained herein. The Board of Directors of the Company, in good faith, shall determine such terms and its determination shall be final and binding on the Employee.

          5.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          5.3 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          5.4 Specific Performance. The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all of the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

          5.5 Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

          5.6 Notice. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

          (a)  If to the Company, to:

               The Yankee Candle Company, Inc.
               102 Christian Lane
               Whately, MA  01093
               Attention:  President

          (b) If to the Employee, to the address set forth below the Employee's signature, and if to the Legal Representative, to such Person at the address of which the Company is notified in accordance with this Section 5.6.

          5.7 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. In addition, each of the FL & Co. Companies shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement.

          5.8 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the party against whom enforcement of such amendment, modification or supplement is sought.

          5.9 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

          5.10 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (including the Old Stockholder's Agreement, which will be of no further force and effect from and after the closing of the Offering), oral and written, between the parties hereto with respect to the subject matter hereof.

          5.11 Withholding. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld. The Employee agrees to indemnify the Company against any Federal, state and local withholding taxes for which the Company may be liable in connection with the Employee's acquisition, ownership or disposition of any Common Stock.

          5.12 No Right to Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the Employee's employment at any time.

          5.13 Possession of Certificates; Power of Attorney.
               ---------------------------------------------

               (a) In order to provide for the safekeeping of the certificates representing the shares of Common Stock purchased by the Employee and to facilitate the enforcement of the terms and conditions hereof, (i) the Employee shall redeliver to the Company, and the Company shall retain physical possession of, all certificates representing shares of Common Stock acquired by the Employee and (ii) the Employee shall deliver to the Company an undated stock power, duly executed in blank, for each such certificate. The Employee shall be relieved of any obligation otherwise imposed by this Agreement to deliver certificates representing shares of Common Stock if the same are in the custody of the Company. After the Release Date, upon written request by the Employee therefor, the Company shall deliver to the Employee any certificates in its custody representing the Employee's shares of Common Stock.

               (b) The Employee hereby irrevocably appoints the FL & Co. Companies, and each of them (individually and collectively, the "Representative"), the Employee's true and lawful agent and attorney-in-fact, with full powers of substitution, to act in the Employee's name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Representative shall deem necessary or appropriate in connection with a public offering of securities of the Company or a sale pursuant to Section 2.3, 2.5 or 3.2 hereof, including, without in any way limiting the generality of the foregoing, in the case of a sale pursuant to Section 2.3 or 2.5 hereof, to execute and deliver on behalf of the Employee a purchase and sale agreement and any other agreements and documents that the Representative deems necessary in connection with any such sale, and in the case of a public offering, to execute and deliver on behalf of the Employee an underwriting agreement, a "hold back" agreement, a custody agreement, and any other agreements and documents that the Representative deems necessary in connection with any such public offering, and in the case of any sale pursuant to Section 2.3 or 2.5 hereof and any public offering pursuant to Section 2.4(a) hereof, to receive on behalf of the Employee the proceeds of the sale or public offering of the Employee's shares, to hold back from any such proceeds any amount that the Representative deems necessary to reserve against the Employee's share of any Expenses of Sale and Sale Obligations and to pay such Expenses of Sale and Sale Obligations. The Employee hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of its appointment as the Employee's agent and attorney-in-fact. In acting for the Employee pursuant to the appointment set forth in this Section 5.13(b), the Representative shall not be responsible to the Employee for any loss or damage the Employee may suffer by reason of the performance by the Representative of its duties under this Agreement, except for loss or damage arising from willful violation of law or gross negligence by the Representative in the performance of its duties hereunder. The appointment of the Representative shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of the Employee, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Employee in all matters referred to in this Section 5.13(b).

          5.14 Consent to Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation (and agrees not to commence any Litigation except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 5.6 hereof shall be effective service of process for any Litigation brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the State of New York or of the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.


                                 THE YANKEE CANDLE COMPANY, INC.


                                 By:
                                    ---------------------------------------
                                    Name:
                                    Title:


                                 EMPLOYEE


                                 By:
                                    ---------------------------------------
                                    Robert R. Spellman, as Attorney-in-Fact
                                    for the Employee

                                    Name:
                                    Address:

The undersigned hereby agree to be bound by the provisions of Sections 2.3 and 2.4 of the foregoing Stockholder's Agreement.


                                 FORSTMANN LITTLE & CO. EQUITY
                                 PARTNERSHIP-V, L.P.

                                 By: FLC XXX Partnership, L.P.
                                     its general partner


                                     By:
                                        -----------------------------------
                                        Sandra J. Horbach,
                                        a general partner



                                 FORSTMANN LITTLE & CO. SUBORDINATED
                                 DEBT AND EQUITY MANAGEMENT BUYOUT
                                 PARTNERSHIP-VI, L.P.

                                 By: FLC XXIX Partnership, L.P.
                                     its general partner


                                     By:
                                        -----------------------------------
                                        Sandra J. Horbach,
                                        a general partner

          The undersigned acknowledges that the undersigned has read the foregoing Agreement between The Yankee Candle Company, Inc. and the undersigned's spouse, understands that the undersigned's spouse has purchased shares of Common Stock as reflected in such Agreement and agrees to be bound by the foregoing Agreement.



                                 --------------------------------
                                 Employee's Spouse

                                  ANNEX A
                                  -------


              Employee                            Number of Shares
              --------                            ----------------

               [Name]                                 [Shares]